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1st Nationwide Mortgage

Annual Certification for Fiscal Year Ending December 1998

Dear Investor:

First Nationwide Mortgage Corporation hereby certifies to the best of our knowledge and belief, the following:

We paid (or received  evidence of payment)  all taxes and  assessments,
and  other   reportable/lienable   items   which   affect  the  subject
properties.

We paid (or received evidence of payment) for flood or other casualty insurance in an amount and form sufficient to cover indebtedness.

We paid FHA or conventional mortgage insurance premiums for the mortgages we service for you, as required.

All required IRS reporting has been completed in connection with interest on escrow, interest paid by mortgagors in excess of $600.00 and information returns on foreclosure and abandoned properties for the year.

We properly adjusted the interest rate on adjustable rate mortgages, as required by the note and rider.

We completed  all property  inspections,  as required by our  Servicing
Agreement.

The required fidelity bond and errors and omissions coverages are in force.

We properly applied all sums relating to principal, interest, taxes, and insurance.

Funds received are placed in a separate trust account until disbursed.

Interest  on  escrow  is  paid  as  required  under   applicable  laws,
regulations or contracts that require payment on the mortgagors' escrow deposit accounts.

Sincerely,

Deborah S. Mace
First Vice President